Exhibit 4.4

PURCHASE AGREEMENT

Dated as of March 28, 2008

        The parties to this agreement are BluePhoenix Solutions Ltd. (the “Purchaser”), an Israeli corporation, and each of Dan Gal-Ezer (“Dan”) and Yossi Shemesh (“Yossi”).

        Dan and Yossi (collectively, the “Sellers”) own 75% and 25%, respectively, of all the outstanding shares of capital stock (the “Shares”) of TIS Consultants Ltd. (the “Company”), a Cyprian corporation, registration No. HE124901, with offices at 81 – 83 Griva Dighenis Avenue, Jacovides Tower, 4th Floor, Nicosia 1080, Cyprus. Lior Israeli, Ramkumar Sarma, Vincent Luc and Ryan D’arch (collectively, the “Securities Holders”) own, immediately prior to the Closing (as defined herein below), certain securities of the Company, as more fully described in Exhibit A (the “Issued Securities”).

        The Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, all the Shares on the terms set forth in this agreement.

        Accordingly, the parties agree as follows:

ARTICLE I

THE PURCHASE

    Section 1.1        Purchase and Sale

    (a)        Simultaneously with the execution and delivery of this agreement (unless otherwise is stated), (a) the Purchaser is purchasing from the Sellers, and the Sellers are selling, assigning, and transferring to the Purchaser, all the outstanding and issuable Shares, free and clear of any adverse claim (as defined below) and the Securities Holders waive their rights with respect to the Issued Securities, and (b) the Purchaser is (i) not later than the seventh business day following the closing, paying the Sellers an aggregate amount of $500,000, each Seller and Security Holder shall receive the amount set opposite to his name in Exhibit A in immediately available funds, and (ii) agreeing to pay Dan and Yossi the Additional Payments in accordance with section 1.3 and to pay Dan and Yossi and certain Securities Holders the Contingent Payments in accordance with section 1.4. All payments due hereunder to the Sellers from BluePhoenix will be paid in US Dollars, except if otherwise expressly stated herein. As used in this agreement, the term “adverse claim” with respect to the Shares means a claim that a person or entity other than the Sellers has any direct or indirect ownership, security, voting, or other interest in, or encumbrance on, the Shares.

    (b)        The closing of the transactions contemplated by this agreement is taking place simultaneously with the execution and delivery of this agreement on the date of this agreement. Prior to or simultaneously with the execution and delivery of this agreement, the Sellers are delivering or have delivered, or are causing or have caused to be delivered, to the Purchaser the following:

(i) counterparts of this agreement executed by the Sellers;

(ii) a fully executed copy of the consultancy agreement dated the date of this agreement between Dan and the Company in the form of exhibit 1.1(b)(ii) (the “Consultancy Agreement”);

    (iii)        certificates evidencing all the Shares, together with stock transfer powers executed in blank, and with all required stock transfer tax stamps attached and waivers indicating that none of the Securities Holders have any rights in the Company or its securities; and

    (iv)        a copy of the resolution of the board of directors of the Company authorizing the execution and delivery of the Consultancy Agreement, together with a certificate of the an officer of the Company to the effect that (A) attached to such certificate are true and complete copies of the Company’s organizational instruments, as in effect on the date of this agreement, in the form of exhibit 1.1(b)(iv) (the “Company Organizational Instruments”).

(c) Simultaneously with the execution and delivery of this agreement, the Purchaser is

(i) delivering to Sellers a counterpart of this agreement executed by the Purchaser;

    (ii)        paying Dan, Yossi and certain Securities Holders, by wire transfer of immediately available funds to accounts designated in writing by them an aggregate amount of $500,000 as described in Exhibit A; and

(iii) delivering to the Sellers copies of the resolution of the audit committee and board of directors of the Purchaser authorizing the execution and delivery of this agreement.

    Section 1.3        Additional Payments. Not later than the close of business on the seventh business day after the Closing, the Purchaser shall pay Dan $525,000, and shall pay Yossi $175,000 (the payments under this section 1.3, collectively, the “Additional Payments”).

    Section 1.4        Contingent Payments

    (a)        Not later than January 31 of each of 2009, 2010, and 2011, the Preparing Party (as defined below) shall prepare and deliver to the Receiving Party (as defined below) a consolidated income statement for the Company and TISA Software Consultants Private Limited (the “Subsidiary” or “TISA”) for each of the years ending December 31, 2008, 2009, and 2010, respectively (the “Preliminary Income Statements”), and (ii) a report setting forth the Profit Consideration and Revenue Consideration for 2008, 2009, and 2010, respectively, and, in reasonable detail, the calculation of such amounts (the “Preliminary Reports”), which calculations shall be based on the respective Preliminary Income Statement. Each Preliminary Income Statement shall present fairly the consolidated results of operations of the Company and the Subsidiary for each such year, and shall be in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied. The Receiving Party shall cooperate with the Preparing Party in the preparation of the Preliminary Income Statements, to the extent reasonably required to facilitate adjustments required to make the statements GAAP compliant.

    (b)        (i)        The Receiving Party shall have 21 days after receipt of the Preliminary Income Statement and Preliminary Report (the “Objection Period”) in accordance with section 1.4(a) to object to any item or items shown therein. During the Objection Period, the Receiving Party shall have access to all working papers used in the preparation of the Preliminary Income Statement. The Receiving Party may, during the Objection Period, notify the Preparing Party in writing of any good faith objections to the Preliminary Income Statement or the Preliminary Report, setting forth a detailed description of such objections and, if known to it, the dollar amount of each objection (the “Objection Notice”). If the Receiving Party does not so object during the Objection Period, the Preliminary Income Statement and Preliminary Report shall be final, binding, and conclusive on the parties.

    (ii)        If the Receiving Party gives the Preparing Party an Objection Notice during the Objection Period, the parties shall attempt to resolve any objections set forth in the Objection Notice within fifteen days following the Preparing Party’s receipt of the Objection Notice. If the parties are able to resolve all such objections, such resolution shall be final, binding, and conclusive on the parties.

    (iii)        If the parties are unable to resolve all objections set forth in the Objection Notice within the fifteen-day period referred to in section 1.4(b)(ii), the parties shall select and retain within 10 days following the end of that fifteen-day period an accounting firm mutually agreeable to the parties (or, if they cannot agree on a firm, either may request that the Institute of Certified Public Accountants in Israel select such firm (such accounting firm, the “Arbitrator”)) to resolve the disagreement. The Arbitrator shall be directed to resolve any items in dispute between the parties. The Arbitrator also shall determine how much of his fees and expenses shall be paid by each party. The parties shall (and shall cause the Company to) provide the Arbitrator full cooperation, and the Arbitrator shall perform such procedures and examine such books and records of the Company and the Subsidiary as it deems relevant. The Arbitrator shall be instructed to reach a conclusion regarding the disputed items within 30 days following the submission to him of any disagreements and, in any case, as soon as practicable after such submission. The Arbitrator’s resolution of the disputed items shall be final, binding, and conclusive on the parties. In the event that the Arbitrator orders BluePhoenix to pay the Sellers, such payment shall bear interest in the rate of 4% per annum accrued from March 5 in the respective year.

    (iv)        As used in this agreement, (A) the term “Final Income Statement” means the Preliminary Income Statement, after the acceptance of it by the Receiving Party or after its adjustment to reflect the resolution of all objections pursuant to this section 1.4(b), as the case may be, (B) the term “Final Report” means the Preliminary Report, after the acceptance of it by the Receiving Party or after its adjustment to reflect the resolution of all objections pursuant to this section 1.4(b), as the case may be, (C) the term “Preparing Party” means, at any time, the Sellers, if Dan is employed by the Company at that time, or the Purchaser, if Dan is not employed by the Company at that time, and (E) the term “Receiving Party” means, at any time, the Purchaser, if the Sellers are the Preparing Party at that time, or the Sellers, if the Purchaser is the Preparing Party at that time.

(c) Definitions. As used in this agreement, the following capitalized terms shall have the following meaning:

(i) the “Profit Consideration” for 2008, 2009, or 2010 means an amount equal to the product of (1) 5.5 multiplied by (2) the Operating Profit for 2008, 2009, or 2010, respectively,

    (ii)        the “Operating Profit” for 2008, 2009, or 2010 means the consolidated operating profit of the Company and the Subsidiary, as reflected in the Final Income Statement for 2008, 2009, or 2010, respectively,

    (iii)        the “Revenue Consideration” for 2008 means an amount equal to the sum of (1) 30% of the amount, if any, by which Revenue for 2008 exceeds $3,000,000 but does not exceed $3,600,000, plus (2) 35% of the amount, if any, by which Revenue for 2008 exceeds $3,600,000,

    (iv)        “Revenue Consideration” for 2009 means an amount equal to the sum of (Y) 30% of the amount, if any, by which Revenue for 2009 exceeds the greater of $3,000,000 and Revenue for 2008, but does not exceed 120% of the Revenue for 2008, plus (Z) 35% of the amount, if any, by which Revenue for 2009 exceeds 120% of the greater of $3,000,000 and Revenue for 2008.

    (v)        “Revenue Consideration” for 2010 means an amount equal to the sum of (A) 30% of the amount, if any, by which Revenue for 2010 exceeds the greater of $3,000,000 and Revenue for 2009, but does not exceed 120% of the Revenue for 2009, plus (B) 35% of the amount, if any, by which Revenue for 2010 exceeds 120% of the greater of $3,000,000 and Revenue for 2009.

(vi) the “Revenue” for 2008, 2009, or 2010 means the consolidated revenue of the Company and the Subsidiary, as reflected in the Final Income Statement for 2008, 2009, or 2010, respectively,

    (vii)        the “Offset Amount” on any date means an amount equal to (1) the sum of (a) $700,000, plus (b) the aggregate amount of all Net Losses for all years ended on or after December 31, 2008 and on or before the date as of which the Offset Amount is being determined, reduced by (2) the aggregate Offset Amount theretofore included in determining the amount of payment(s) under this section 1.4, and

(viii) the amount of Net Loss for any year shall mean the net loss, if any, for that year, as set forth in the Final Income Statement for that year.

(d) 2008 Payment

Not later than five business days after the Final Report for 2008 becomes final, binding, and conclusive on the parties, or on February 15, 2009, whichever is later, an amount, if any, shall be paid to the Sellers (and potentially certain Securities Holders), in cash and without interest, equal to

(1) the sum of (a) the Profit Consideration for 2008 plus (b) the Revenue Consideration for 2008, reduced (but not below zero) by

(2) the Offset Amount on the date of payment (in the aggregate: the “2008 Payment”).

The 2008 Payment shall be distributed between the Sellers and certain Securities Holders as set forth in Schedule 1.4.

(e) 2009 Payment

Not later than five business days after the Final Report for 2009 becomes final, binding, and conclusive on the parties, or on February 15, 2010, whichever is later, an amount, if any, shall be paid to the Sellers (and potentially certain Securities Holders), in cash and without interest, equal to

    (1)        the sum of (a) an amount equal to the sum of 50% of the Profit Consideration for 2008 plus 50% of the Profit Consideration for 2009 plus (b) the Revenue Consideration for 2009, reduced (but not below zero) by

(2) the sum of (a) the Offset Amount on the date of payment, plus (b) the amount paid as the Profit Consideration for 2008 referred to in clause 1.4(d)(1)(a).

The 2009 Payment shall be distributed between the Sellers and certain Securities Holders as set forth in Schedule 1.4.

(f) 2010 Payment

Not later than five business days after the Final Report for 2010 becomes final, binding, and conclusive on the parties or on February 15, 2011, whichever is later, an amount, if any, shall be paid to the Sellers (and potentially certain Securities Holders), in cash and without interest, equal to

    (1)        the sum of (a) an amount equal to the sum of 1/3 of the Profit Consideration for 2008 plus 1/3 of the Profit Consideration for 2009 plus 1/3 of the Profit Consideration for 2010 plus (b) the Revenue Consideration for 2010, reduced (but not below zero) by

    (2)        the sum of (a) the Offset Amount on the date of payment plus (b) the amount paid as the Profit Consideration for 2008 and 2009 referred to in each of sections 1.4(d)(1)(a) and section 1.4(e)(1)(a).

The 2010 Payment shall be distributed between the Sellers and certain Securities Holders as set forth in Schedule 1.4.

    (g)        Notwithstanding anything to the contrary in this section 1.4, (i) any payment under this section 1.4 shall be subject to the conditions that if there are any unresolved Claims for indemnification by a Purchaser Indemnified Party under Article V on the date an amount is payable under this section 1.4, the amount so payable shall be held back by the Purchaser, to the extent of the aggregate amount of all such unresolved Claims (less the aggregate amount being held back immediately prior thereto in accordance with this section 1.4(d)). It being understood and agreed, however, that (y) as and when any such unresolved Claim is resolved, the Purchaser shall, not later than 10 business days following such resolution, pay Dan, Yossi and the Securities Holders their respective portions, of an amount equal to the sum of (i) the amount held back in respect of that Claim, reduced by the aggregate amount of actual indemnification in respect of the Claim, plus (ii) interest on the amount referred to in the immediately preceding clause (i) at the rate of 4% a year, compounded annually, from the date the payment was held back to the date of payment in accordance with the provisions of this parenthetical clause; and it being further understood and agreed that no such payment shall be made, to the extent the amount being held back immediately thereafter in respect of all unresolved Claims would be less than the aggregate amount of all such unresolved Claims.

    (h)        It is hereby agreed that notwithstanding any provision to the contrary herein or elsewhere, in any event, the Purchaser shall not be required to pay any amount to any Seller or to any Securities Holder, if the Purchaser or any of its wholly owned subsidiaries has any outstanding claim for payment by any of the Sellers under this Agreement or by any of the Securities Holders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        The Purchaser hereby represents and warrants to the Sellers as follows:

    Section 2.1        Existence and Corporate Power of the Purchaser. The Purchaser is a corporation validly existing and in good standing under the law of the nation of Israel, and has the corporate power to execute, deliver, and perform its obligations under this agreement. Purchaser is a public Company traded on NASDAQ and Tel Aviv Stock Exchange.

    Section 2.2        Authority. The execution, delivery, and performance of its obligations under this agreement by the Purchaser have been duly authorized by its board of directors, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery, or performance of this agreement. This agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, or principles governing the availability of equitable remedies.

    Section 2.3        Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by the Purchaser of the transactions contemplated by this agreement. Neither the execution and delivery of this agreement by the Purchaser nor the performance by the Purchaser of its obligations under this agreement will (a) conflict with or result in any breach of any provisions of its organizational instruments, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any agreement or other instrument to which it is a party or by which it or any of its assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to it or its assets.

    Section 2.4        Brokers. No broker, finder, or financial advisor is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Purchaser.

    Section 2.5        Financial Ability. Purchaser has financial ability to perform its obligations under this Agreement when they become due.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers jointly and severally represent and warrant to the Purchaser as follows:

    Section 3.1        Existence, Qualification, Etc. Each of the Company and the Subsidiary is a company validly existing and in good standing under the law of Cyprus and India, respectively, and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned, and operated. The Company has delivered to the Purchaser true, correct, and complete copies of the Company’s and the Subsidiary’s organizational instruments. Neither the Company nor the Subsidiary is required to be licensed or qualified as a foreign entity in any jurisdiction.

    Section 3.2        Authorization and Enforceability; Shares. Each Seller is legally competent to execute, deliver, and perform his obligations under this agreement, and none of those actions will violate any applicable law, regulation, order, or judgment, or result in the breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument, or understanding to which he is a party or by which he is bound. This agreement constitutes a legal, valid, and binding obligation of each Seller, enforceable against each in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application related to the enforcement of creditor’s rights generally and general principles of equity.

    Section 3.3        Capitalization. The authorized and issued capital stock of the Company are as set forth in schedule 3.3, which sets forth the number of Shares owned of record by each Seller. All the Shares are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable laws. There are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or any other securities, rights, or obligations convertible into or exchangeable for, or otherwise giving any person or entity any right to subscribe for or acquire, any shares, stock, or other securities of the Company or the Subsidiary (collectively, “Equity Commitments”).

    Section 3.4        Subsidiaries. The Company does not own any shares or other interests of any kind in any other business or entity, except for a 100% interest in the Subsidiary. Schedule 3.4 fairly describes the capital structure of the Subsidiary, including, without limitation, the authorized and outstanding capital stock and Equity Commitments, the equity and other securities of the Subsidiary owned by the Company, and all written and oral agreements, arrangements, and understandings between the Subsidiary and its officers, directors, and affiliates, on the one hand, and the Company and its officers, directors, and affiliates, on the other hand.

     Section 3.5        Financial Statements and Information.

        Attached hereto as schedule 3.5 are the Company’s consolidated and consolidating balance sheets and statements of income as of and for the years ended December 31, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with sound accounting principles consistently applied and fairly present the consolidated or consolidating, as the case may be, financial condition and consolidated or consolidating, as the case may be, results of operations of the Company and the Subsidiary as of the dates and for the periods indicated.

    Section 3.6        Absence of Certain Changes

(a) Except as set forth in schedule 3.6, from December 31, 2007 (the “Financial Statement Date”) to the date of this agreement, neither the Company nor the Subsidiary has:

(i) incurred any liabilities, other than current liabilities incurred, or obligations under contracts entered into, in the ordinary course of business and consistent with past practice;

    (ii)        paid, discharged, or satisfied any claim, lien, or liability, other than any claim, lien, or liability (A) reflected or reserved against on the consolidated balance sheet as of the Financial Statement Date and paid, discharged, or satisfied in the ordinary course of business and consistent with past practice since the Financial Statement Date, (B) incurred and paid, discharged, or satisfied since the Financial Statement Date in the ordinary course of business and consistent with past practice;

    (iii)            sold, leased, assigned, or otherwise transferred any of its assets, tangible or intangible, or sold any of its services (other than sales of assets or services in the ordinary course of business and consistent with past practice);

    (iv)        permitted any of its assets, tangible or intangible, to become subject to any lien, security interest, or other charge or encumbrance (a “Lien”) (other than any Permitted Lien, which for purposes of this agreement shall mean a Lien for Taxes (as defined in section 3.19(c)(ii)) not yet due and payable);

(v) written off as uncollectible any accounts receivable;

    (vi)            terminated or amended, or suffered the termination or amendment of, or failed to perform in all material respects, all its obligations, or suffered or permitted any material default to exist under, any material agreement, license, or permit;

(vii) suffered any damage, destruction, or loss of any fixed assets (whether or not covered by insurance);

(viii) made any loan (including, without limitation, any intercompany loan) to any person or entity (including advances to employees and intercompany advances);

(ix) canceled, waived, or released any debt, claim, or right;

    (x)            paid any amount to, or entered into any agreement, arrangement, or transaction with, any affiliate (including its officers, directors, and employees), other than payments of salary, reimbursement of expenses and benefits to employees in the ordinary course of business and consistent with past practice;

    (xi)            except for cash dividends to the Sellers aggregating $100,000 on January 31, 2008, declared, set aside, or paid any dividend or distribution with respect to its capital stock, or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

(xiii) made any change in accounting or cash management practices;

(xiv) suffered or caused any other occurrence, event, or transaction outside the ordinary course of business; or

(xv) agreed, in writing or otherwise, to any of the foregoing.

(b) Since the Financial Statement Date, there has been no material adverse change in the Company or the Subsidiary, or its respective business.

    Section 3.7        Litigation. Except as set forth in schedule 3.7, no claim, suit, proceeding, or investigation is pending or, to the actual knowledge of the Sellers, threatened against or affecting the Company or the Subsidiary, and there is no valid basis for any claim, suit, or proceeding against the Company or the Subsidiary.

    Section 3.8        Licenses, Compliance with Law, Other Agreements. Each of the Company and the Subsidiary has all material permits, licenses, and other rights to allow it to conduct its business and is not in violation, in any material respect, of any order or decree of any court, or of any law, order, or regulation of any Governmental Authority (as defined below), or of the provision of any material contract or agreement to which it is a party or by which it is bound, and neither this agreement nor the transactions contemplated by this agreement will result in any such violation. The business of each of the Company and the Subsidiary has been conducted in all material respects in compliance with all applicable laws, rules, and regulations. As used in this agreement, the term “Governmental Authority” means any domestic or foreign national, state, provincial, municipal or other local judicial, legislative, executive, administrative, or regulatory authority or any governmental or private body exercising any regulatory or taxing authority.

    Section 3.9        Third-Party Approvals. Neither the Company nor the Subsidiary is required to obtain any order, consent, approval, or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party in connection with the execution, delivery, or performance of this agreement or the transactions contemplated by this agreement.

    Section 3.10        No Undisclosed Liabilities. Neither the Company nor the Subsidiary has any liabilities or obligations, whether or not disclosed in the Financial Statements or the notes to the Financial Statements, and whether actual or contingent (including, without limitation, liabilities arising from fees or expenses referred to in section 4.2), except (a) as disclosed in schedule 3.10 or on the face of the Financial Statements (excluding any notes to the Financial Statements), (b) those expressly set forth as such in a schedule to this agreement, (c) those incurred in the ordinary course of business and consistent with past practice since the Financial Statement Date and that will involve liability, loss, cost or payment of any kind by the Company or the Subsidiary in an aggregate amount of not more than $50,000 (a “Material Adverse Effect”), or (d) those under agreements, written or oral, set forth in a schedule to this agreement or not required to be set forth in a schedule to this agreement.

    Section 3.11        Tangible Assets. Each of the Company and the Subsidiary owns or leases all tangible assets used or reasonably necessary in connection with the conduct of its business. All material tangible assets owned or leased by the Company and the Subsidiary are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which such assets are used, other than Liens, defects, and wear and tear that, in the aggregate, could not be expected to have a Material Adverse Effect.

     Section 3.12        Real Property. Neither the Company nor the Subsidiary owns any real property.

    Section 3.13        Intellectual Property

    (a)        Schedule 3.13 sets forth, for the Intellectual Property, a complete and accurate list of all (i) Patents (as defined below); (ii) Trademarks (as defined below); (iii) Copyright (as defined below); and (iv) all Software (as defined below) (other than readily available “off-the-shelf” commercial software programs having an acquisition price of less than $10,000), in the case of subclauses (i) through (iv) above, that are owned, licensed, or leased, by the Company or the Subsidiary, identifying which Intellectual Property is owned, licensed, or leased, as the case may be, as well as the identity of the lessor or licensor with respect thereto. The Intellectual Property constitutes all the material intellectual property used in, and necessary to operate, the business of each of the Company and the Subsidiary in the manner in which it is currently operated. To the extent indicated on schedule 3.13, the Intellectual Property has been duly registered in, filed in or issued by the appropriate offices in jurisdictions so indicated, and each such registration, filing and issuance remains in full force and effect.

    (b)        Schedule 3.13 sets forth a complete and accurate list of all material oral or written agreements to which the Company or the Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than any license for readily available “off-the-shelf” commercial software programs purchased by the Company or the Subsidiary for less than $10,000, which are not bundled in the Intellectual Property), or (ii) restricting the Company’s or the Subsidiary’s right to use any Intellectual Property, including, without limitation, any license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of the Company or the Subsidiary, as the case may be, enforceable in accordance with their terms, and, to the Sellers’ knowledge, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. Except as set forth in schedule 3.13, neither the Company nor the Subsidiary has licensed or sublicensed its rights in any material Intellectual Property, other than pursuant to a valid and binding License Agreement. No royalties, honoraria, or other fees are currently payable by the Company or the Subsidiary to any third parties for the use of or right to use any Intellectual Property, except pursuant to any License Agreement and set forth on schedule 3.13.

    (c)        Except as set forth on schedule 3.13, the Company or the Subsidiary, as the case may be, owns the Intellectual Property identified as “owned” in schedule 3.13 free and clear of all Liens, other than Permitted Liens, and has a valid right to use, free and clear of all Liens, other than Permitted Liens, all the Intellectual Property of the Company or the Subsidiary.

    (d)        Except as set forth on schedule 3.13, none of the Intellectual Property owned by the Company or the Subsidiary and, to the knowledge of the Sellers, none of the material Intellectual Property licensed to the Company or the Subsidiary has been cancelled, expired, been abandoned, or otherwise terminated, and all renewal fees in respect thereof have been duly paid.

    (e)        Except as set forth on schedule 3.13, neither the Company nor the Subsidiary has received any written notice or claim and there is no pending or, to the knowledge of the Sellers, threatened claim, suit, arbitration, interference or other adversarial or contested proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (foreign or domestic) involving the Intellectual Property owned by the Company or the Subsidiary or the material Intellectual Property licensed to the Company or the Subsidiary alleging that the activities or the conduct of the business of the Company or the Subsidiary infringes upon, dilutes, violates, or constitutes the unauthorized use, misuse, or misappropriation of the intellectual property rights of any third party or challenging the Company’s or the Subsidiary’s ownership, use, validity, enforceability, or registrability of any of its Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which the Company or the Subsidiary is a party, other than the License Agreements, that (i) restrict the Company’s or the Subsidiary’s right to use any Intellectual Property, (ii) restrict the Company’s or the Subsidiary’s business in order to accommodate a third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by the Company or the Subsidiary.

    (f)        Except as set forth on schedule 3.13, the conduct of the Company’s and the Subsidiary’s businesses as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property owned or controlled by any third party. Except as set forth on schedule 3.13, to the Sellers’ knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or the Subsidiary and no such claims, suits, arbitrations, or other adversarial proceedings have been brought or threatened against any third party by the Company or the Subsidiary.

    (g)        Each of the Company and the Subsidiary takes reasonable measures to protect the confidentiality of its Trade Secrets (as defined below). No Trade Secret of the Company or the Subsidiary has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement. To the knowledge of the Sellers, except as set forth on schedule 3.13, no party to any non-disclosure agreement relating to the Company’s or the Subsidiary’s Trade Secrets is in breach or default thereof. The Purchaser has been provided with a true and complete copy of the Company’s and the Subsidiary’s forms of non-disclosure agreement and the non-disclosure agreements referred to in this clause (g) contain substantially the same terms and conditions as the form of non-disclosure agreement.

    (h)        Except as set forth on schedule 3.13, no current or former director, officer, or employee of the Company or the Subsidiary (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this agreement, directly own any of the Intellectual Property owned or used by the Company or the Subsidiary.

    (i)        The Software set forth on schedule 3.13 as “owned” was either developed (i) by employees of the Company or the Subsidiary within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company or the Subsidiary pursuant to signed, written agreements.

    (j)        To the knowledge of the Sellers, the Trademarks listed on schedule 3.13 have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. To the knowledge of the Sellers, there has been no prior use of the Trademarks by any third party that would confer upon the third party superior rights in such Trademarks. The Company and the Subsidiary have undertaken reasonable policing of such Trademarks against third party infringement.

(k) As used in this agreement:

    (i)        “Intellectual Property” means any and all Copyrights, Patents, Software, Trademarks, Trade Secret, moral and economic rights of authors and inventors (however denominated), databases and compilations, mask works and any registrations and applications for mask works, and all improvements and refinements of any of the foregoing.

(ii) “Copyrights” means all copyrights (including any registrations and applications for any of the foregoing) and copyrightable works.

    (iii)        “Patents” means all patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, provisionals, reissues, and applications for any of the foregoing), inventions (whether or not patentable), and invention disclosures.

    (iv)        “Software” means all (A) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (B) databases and compilations, including any and all data and collections of data, (C) designs, processes, procedures and data collectors, and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

    (v)        “Trademarks” means all domestic and foreign registered or material unregistered trademarks, service marks, trade names, corporate and business names, brand names, Internet domain names, universal resource locators, designs, logos, trade dress, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing.

    (vi)        “Trade Secrets” means technical data and customer lists, technology, trade secrets, and any other confidential information (including any lists of professional employees), know-how, proprietary processes, formulae, algorithms, models, and methodologies (whether or not patentable).

    Section 3.14        Clients. There has not been any material adverse change in the business relationship of the Company or the Subsidiary with any client who accounted for more than 5% of the Company’s consolidated revenues during the year ended December 31, 2007.

    Section 3.15        Insurance. Schedule 3.15 contains an accurate and complete summary of all policies of fire, liability, workmen’s compensation, and other forms of insurance owned or held by the Company or the Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid or accrued on the books and records of the Company and the Subsidiary, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company or the Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Company and the Subsidiary; will remain in full force and effect through the respective dates set forth in schedule 3.15 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this agreement. Neither the Company nor the Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

    Section 3.16        Employees, Etc. Schedule 3.16 lists each employee (which term, as used in this agreement, includes consultants, unless the context otherwise requires) of the Company and the Subsidiary and the respective employee’s gross salary. From the Financial Statement Date to the date of this agreement, no employee has terminated, or, to the knowledge of the Sellers, plans to terminate, employment with the Company or the Subsidiary. Neither the Company nor the Subsidiary has committed any unfair labor practice or violated any applicable law or regulation regulating employers or the terms and conditions of its employees’ employment. All employees are employed under employment at will terms, and their employment can be terminated by the Company or the subsidiary at will without prior notice or with prior notice of not more than 60 days.

    Section 3.17        Employee Benefits. Except as set forth on schedule 3.17, neither the Company nor the Subsidiary maintains or has ever maintained any employee pension benefit plans, employee welfare benefit plans, or fringe benefit plans or programs (collectively, “Plans”). Except as set forth in schedule 3.17, the Financial Statements reflect all accruals required by [sound accounting principles] consistently applied for liabilities for all Plans, including, without limitation, vacation benefits, sick day benefits, bonuses, and deferred compensation. Schedule 3.17 describes all benefit changes within the past 12 months. Except as set forth on schedule 3.17, no further changes have been agreed or committed to or announced by or on behalf of the Company or the Subsidiary; and, except as set forth on schedule 3.17, no further changes are planned, scheduled, or contemplated by the Company or the Subsidiary prior to March 1, 2009.

    Section 3.18        Related Party Agreements. Schedule 3.18 sets forth all agreements, arrangements, and understandings with each of the Company’s and the Subsidiary’s employees, officers, directors, and affiliates. Except as set forth on schedule 3.18, the Company is not a party to any agreements, arrangements, or understandings with any of its employees, officers, directors, or affiliates.

    Section 3.19        Taxes

(a) Schedule 3.19 sets forth the dates through which all Tax Returns (as defined below) of the Company and the Subsidiary have been audited.

(b) Except as set forth on schedule 3.19:

(i) each of the Company and the Subsidiary has filed all Tax Returns it was required to file, and has paid all Taxes (as defined below) shown on those Tax Returns as owing;

(ii) neither the Company nor the Subsidiary has any liability for the Taxes of any other person or entity;

    (iii)        each of the Company and the Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party; and

    (iv)        there is no dispute or claim concerning any Tax Liability of the Company or the Subsidiary either (A) claimed or raised by any authority in writing or (B) as to which the Company or either Seller has knowledge.

(c) As used in this agreement:

(i) “Tax Authority” means any competent Governmental Authority responsible for the determination, assessment or collection of Taxes.

    (ii)        “Tax” or “Taxes” means any and all taxes, customs, duties or similar fees, assessments or charges of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, social security, workers’ compensation, unemployment compensation, net worth, transfer, occupation, premium, value added, real or personal property or windfall profits taxes, customs, duties or similar fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

    (iii)        “Tax Return” means any return, report, certificate, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection the determination, assessment or collection of any Tax or the administration of any laws of any Governmental Authority relating to any Tax.

    3.20        Certain Fees. No fees or commissions are or will be payable by the Company or the Subsidiary to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this agreement. Schedule 3.20 sets forth all costs and expenses incurred or expected to be incurred by the Company or the Subsidiary through the Closing in connection with this agreement or the transactions contemplated by this agreement, including, without limitation, fees and disbursements of counsel, accountants, and those referred to in the preceding sentence (the “Fees and Expenses”).

    3.21        Contracts and Commitments

(a) Except as set forth on schedule 3.21, neither the Company nor the Subsidiary is a party to or bound by any of the following agreements, whether such agreements are written or oral:

    (i)        contract for the employment of any person on a full-time, part-time, or consulting basis or any severance agreements, other than at the will of the employer and subject to termination by either party, without cause and notice of termination not exceeding 60 days;

    (ii)        except for any capital lease under which the Company and the Subsidiary have aggregate payment obligations of less than $50,000, promissory note, agreement, or promise to pay, or indenture relating to the borrowing of money or to mortgaging, pledging, or otherwise placing a lien, security interest, or other charge or encumbrance on any of its assets, other than Permitted Liens;

    (iii)        agreement with respect to the lending or investing of funds, other than agreements entered into in the ordinary course of business and consistent with past practice regarding cash management and involving not more than $50,000 in the aggregate;

(iv) license or royalty agreements, other than off-the-shelf software and agreements with customers in the ordinary course of business and consistent with past practice;

(v) guaranty of indebtedness or liability of any other person or entity;

(vi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party that involves annual payments of more than $250,000;

(vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

    (viii)        contract or group of related contracts with the same party for the purchase by it of supplies, products, or other personal property or for the furnishing or receipt of services that involves a sum in excess of $250,000;

    (ix)        contract that prohibits or purports to prohibit it or any of its affiliates from freely engaging in business anywhere in the world or grants exclusive rights, whether in certain territory or world wide;

    (x)        contract relating to the distribution, marketing, or sale of its products or services, other than any contract that can be terminated by the Company or the Subsidiary on fewer than 90 days’ notice (without penalty or other termination payment obligation) and involves annual payments of not more than $100,000;

    (xi)        warranty agreement with respect to products or services sold or licensed, other than in the ordinary course of business, consistent with past practice, and using the standard form agreement ordinarily used by the Company or the Subsidiary, as the case may be);

(xii) franchise agreement and license agreement, other than in the ordinary course of business and consistent with past practice;

    (xiii)        agreement, contract, or understanding pursuant to which it engages independent contractors, other than any contract that can be terminated by the Company or the Subsidiary on fewer than 90 days’ notice (without penalty or other termination payment obligation), involves annual payments of not more than $100,000, and was entered into in the ordinary course of business consistent with past practice; or

    (xiv)        other agreement that involves annual payments in excess of $100,000 and cannot be terminated by the Company or the Subsidiary on fewer than 90 days’ notice (without penalty or other termination payment obligation).

    (b)        As of the date of this agreement, except as set forth on schedule 3.21, neither Seller has any knowledge of any material breach or anticipated material breach by any other party to any agreement required to be set forth on schedule 3.21.

    (c)        The Purchaser has been provided with a true and correct copy of each written agreement referred to on schedule 3.21, together with all amendments, waivers, or other changes to those agreements. Schedule 3.21 contains an accurate and complete description of all material terms of all oral contracts and agreements referred to in that schedule.

    Section 3.22        Books and Records. The books of account, stock record books, and similar records of the Company and the Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices. From December 1, 2006, the minute books of each of the Company and the Subsidiary contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors, except where the failure to adequately maintain such books and records would not have a material adverse effect on the Company or the Subsidiary.

    Section 3.23        Bank Accounts. Schedule 3.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or the Subsidiary maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. The Company has delivered to the Purchaser copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

    Section 3.24        Disclosure. None of the written information the Sellers have furnished the Purchaser in respect of the Company and the Subsidiary and their businesses has contained any untrue statement of a material fact or has omitted to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which such statements were made, not misleading.

ARTICLE IV

COVENANTS

    Section 4.1        Public Announcements. The Purchaser may issue press releases or otherwise make public statements or respond to press inquiries with respect to this agreement or the transactions contemplated by this agreement. Neither Seller shall issue any press release or otherwise make, or authorize or encourage any other party to make, any public statement or respond to any press inquiry with respect to this agreement or the transactions contemplated by this agreement without the prior approval of the Purchaser, except as may be required by law.

    Section 4.2        Expenses. All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, will be paid by the party incurring such costs and expenses (it being understood and agreed that the Sellers have paid, or reimbursed the Company for, all Fees and Expenses).

    Section 4.3        Financial Statements. Until the third anniversary of the date of this agreement, the Sellers shall use their best efforts, and the Purchaser shall cooperate with the Sellers in those efforts as set forth in section 1.4(a) herein above, to prepare and deliver to the Purchaser, at the times reasonably required by the Purchaser, quarterly and annual financial statements of the Company and the Subsidiary in accordance with GAAP and such other reports as the Purchaser reasonably requires from time to time.

    Section 4.4.        Covenants of the Purchaser. Unless either Seller otherwise agrees, prior to January 1, 2011, the Purchaser shall:

    (a)        maintain separate books of account with respect to the Company and the Subsidiary (whether as subsidiaries, divisions, or branches of the Purchaser or its affiliates) in accordance with past custom and practice as used in the preparation of the Financial Statements, except to the extent permitted or required by GAAP;

    (b)        not withdraw the net profit accrued by the Company or use such profit to distribute dividend until the date on which the first installment pursuant to Section 1.4 herein is remitted or made available to the Sellers;

    (c)        refrain from material divestiture of the Company’s Current Business, unless Dan and Yossi agree to such divestiture. As used herein, the Company’s Current Business means the Company’s business as conducted on the time of Closing, including development and marketing of services and products related to Temenos T-24 and off- shore services in India;

(d) refrain from charging the Company for management services, unless specific services were provided to the Company and agreed by the Sellers;

(e) permit the Sellers and their counsel, accountants, and consultants to have reasonable access during business hours to the Company’s and Subsidiary’s books and records; and

    (f)        nominate Dan to serve as a member of the board of the directors of the Company and the Subsidiary, until the date on which the Final Report for 2010 is produced, subject to any conditions or restrictions imposed by law.

     Section 4.5        Cooperation Regarding Certain Commercial Matters. It is understood and agreed that, from time to time, the Purchaser may require the Company and the Subsidiary to provide professional services to the Purchaser or its affiliates. In that event, the Company shall bill the Purchaser or affiliate, as the case may be, according to tariffs equal to 130% of the Company’s or the Subsidiary’s direct cost of providing those services, except for services rendered by Dan personally, which will be billed pursuant to the tariffs payable by the Purchaser prior to this Agreement. Notwithstanding anything to the contrary in this agreement or otherwise, it is understood and agreed that (a) subject to the following clause (b), for purposes of calculating Revenue and Operating Profit, the Company’s and the Subsidiary’s Revenue derived from such services shall be deemed to be 50% of the actual revenue derived from such services determined in accordance with GAAP, and (b) the Purchaser may, from time to time, introduce leads to the Company or assist the Company in closing agreements for services, products, or projects related to Temenos’ product known as “T-24", and that any Revenue or Operating Profit the Company or the Subsidiary recognizes from such leads for purposes of section 1.4 shall be determined by the Purchaser and the Sellers from time to time.

    Section 4.6        Further Assurances. Each party shall take such further action, and execute and deliver such further documents and instruments, as may reasonably be required by another party to carry out the purposes and intent of this agreement, including insuring a smooth management transition after the Closing.

    Section 4.7        Transfer of TISA Shares. Each of Dan and Yossi hereby undertakes to transfer their holdings in TISA as promptly as practical following the date of this Agreement to any person or entity instructed by the Purchaser. Dan and Yossi hereby represent and warrant that following the signing of this Agreement, they will not have any rights, including right to vote or participation in profits, in connection with TISA.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

    Section 5.1        Survival. The representations and warranties of the parties shall survive the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement, regardless of any investigation made by or on behalf of any party until (i) December 31, 2011 or, (ii) December 31, 2010, in the event of termination of the Consultancy Agreement before December 31, 2010.

    Section 5.2        Indemnification by the Sellers. Subject to the limitations, conditions, and restrictions set forth in this agreement, the Sellers shall indemnify and defend the Purchaser and its affiliates (including the Company), officers, directors, employees, and agents (including, without limitation, those retained in connection with the transactions contemplated by this agreement) (collectively, the “Purchaser Indemnified Parties”) and hold them harmless (a) from and against any and all losses, liabilities, damages, and expenses of or against the Purchaser Indemnified Parties (including reasonable attorneys’ fees and expenses) to the extent resulting from or arising out of any breach of any covenant, representation, or warranty made by the Sellers in this agreement, and (b) to the extent (i) any accounts receivable outstanding on December 31, 2007 and listed on schedule 5.2 are not fully collected on or before September 30, 2008, and (ii) the consolidated current assets of the Company and the Subsidiary at March 31, 2008 exceed the consolidated current liabilities of the Company and the Subsidiary at March 31, 2008 by less than $375,000 (“Claims”). The Sellers liability under this Section 5.2 shall be divided between them as follows: Dan shall be liable for 75% of any Claim amount and Yossi shall be liable for 25% of any Claim amount. Dan’s liability under this Section 5.2 shall not exceed 75% of the aggregate amount payable under this Agreement to the Sellers and to any and all Securities Holders. Yossi’s liability under this Section 5.2 shall not exceed 25% of the aggregate amount payable under this Agreement to the Sellers and to any and all Securities Holders.

    Section 5.3        Indemnification by the Purchaser. Subject to the limitations, conditions, and restrictions set forth in this agreement, the Purchaser shall indemnify the Sellers and hold them harmless from and against any and all losses, liabilities, damages, and expenses of the Sellers (including reasonable attorneys’ fees and expenses) to the extent resulting from or arising out of any breach of any covenant, representation, or warranty made by the Purchaser in this agreement.

    Section 5.4        Procedure Relative to Indemnification.

    (a)        In the event that any party hereto claims that it is entitled to be indemnified, defended, or held harmless pursuant to the terms of this Article V (each, a “Claim”), such party (the “Claiming Party”) will promptly notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Proceeding, demand, or assessment or otherwise has received notice of any claim of a third party (a “Third-Party Claim”) that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party. The Claim Notice will specify the breach of representation, warranty, agreement, or covenant claimed by the Claiming Party and the losses incurred by, or imposed upon, the Claiming Party on account thereof. If such losses are liquidated in amount, the Claim Notice will so state, and such amount is deemed the amount of the Claim of the Claiming Party. If the amount is not liquidated, the Claim Notice will so state, and in such event a Claim is deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment will be made on account thereof (except for reasonable attorneys’ fees and expenses) until the amount of such claim is liquidated and the Claim is finally determined.

(b) The following provisions apply to Claims of the Claiming Party based upon a Third-Party Claim (including any form of proceeding filed or instituted by any governmental body):

The Indemnifying Party has the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party has the right, at the Claiming Party’s expense, to participate in the defense. The Indemnifying Party has the right to settle and compromise such Third-Party Claim only with the consent of the Claiming Party (which consent may not be unreasonably withheld or delayed) unless there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no affect on any other Claims that may be made against the Claiming Party, and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

    (c)        Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party has thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim is deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party has thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party will attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by the Purchaser and the Sellers. If the parties do not agree within such additional thirty (30)-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.

    (d)        The Claiming Party is entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article V and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article 5, whether the same is enforced by suit or otherwise which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court, arbitrator or other judicial body determines are due to the Claiming Party. In the event that it is determined, or that the Claiming Party agrees, that the Indemnifying Party is not obligated to indemnify the Claiming Party for such Claim, the Claiming Party will pay all costs, expenses and fees, including reasonable attorneys’ fees, which may have been incurred by the Indemnifying Party in defending or disputing the Claim by the Claiming Party under this Article V.

ARTICLE VI

GENERAL PROVISIONS

    Section 6.1        Notices. All notices, requests, consents, and other communications provided for in this agreement shall be in writing and shall be (a) delivered in person, (b) transmitted by telecopy, (c) sent by first-class, registered or certified mail, postage prepaid, or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

If to the Sellers, to them at:

Danny Galezer 19 Harimon St. Petah Tikva , 49215, Israel Facsimile: +972-3- 9243732 Email: dglzr@attglobal.net

Yossi Shemesh 35 Shemesh St., Caesarea PO box4355, Israel Facsimile: +972-9- 8641351 yshemesh@bphx.com

If to the Purchaser, to it at:

8 Maskit Street P.O. Box 2062 Herzliya 46120 Israel Facsimile: 972-9-9526111 Attention: General Counsel, Chief Financial Officer and Chief Executive Officer

    Section 6.2        Amendment and Waiver. No amendment of any provision of this agreement shall be effective, unless it is in writing and signed by the party to be charged. Any failure of a party to comply with any provision of this agreement may only be waived in writing by the parties affected. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this agreement or default by any other party shall constitute a waiver of that party’s right to enforce any provision of this agreement or to take any such action.

    Section 6.3        Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

    Section 6.4        Headings. The headings of the various sections of this agreement have been inserted for reference only and shall not be deemed part of this agreement.

    Section 6.5        Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of Israel applicable to agreements made and to be performed wholly in Israel.

    Section 6.6        Consent to Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the Israeli courts located in the City of Tel Aviv for the purposes of any action, suit, or proceeding arising out of this agreement or any transaction contemplated by this agreement (and agree not to commence any such action, suit, or proceeding except in such courts). The parties further agree that service of any process, summons, notice, or document hand delivered or sent in accordance with section 6.1 shall be effective service of process for any action, suit, or proceeding in Israel with respect to any matters to which it or he has submitted to jurisdiction as set forth in the immediately preceding sentence. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding referred to above in any of the courts referred to above, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    Section 6.7        No Third Party Beneficiaries. Nothing in this agreement is intended or shall be construed to confer upon any person or entity other than the parties to this agreement, a Claiming Party, and their respective successors or assigns, any rights or remedies under or by reason of this agreement.

    Section 6.8        Severability. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated.

    Section 6.9        Entire Agreement. This agreement, the schedules and the other agreements executed and delivered in connection with this agreement constitute the entire agreement among the parties with respect to their subject matter and supersede all prior arrangements or understandings among them.

    Section 6.10        parties to the agreement. It is hereby acknowledged and agreed that the parties to this Agreement are the Purchaser, Dan and Yossi only. No one of the Securities Holders is a party to this Agreement, nor is any of them entitled to make any claims, allegations or any other action based on this Agreement or any of the annexes attached hereto. No provision in this Agreement shall be considered as made for the benefit of any third party other than the direct parties of this Agreement.

- signatures page to follow -

PURCHASER: BLUEPHOENIX SOLUTIONS LTD. By: —————————————— Name: Title:

SELLERS: By: /s/ Dan Galezer —————————————— Dan Galezer

By: /s/ Yossi Shemesh —————————————— Yossi Shemesh

Exhibit A

Distribution of $500,000 payable under section 1.1 (a):

—	Dan: $201,750

—	Yossi: $98,250

—	Lior Israeli (personally or through Dragon Business Venture Incorporation) : $100,000

—	Vincent Luc: $50,000

—	Ryan D'arch: $50,000

Schedule 1.4

Distribution of each of the 2008 Payment, the 2009 payment and the 2010 Payment:

Each of the 2008 Payment, the 2009 Payment and the 2010 Payment (each referred to herein as a “Payment”) shall be distributed between the Sellers and certain Securities Holders, in accordance with the terms set forth herein below.

Section A, 2008 Payment:

(a)	If the 2008 Payment is less than or equal to $2,000,000:

75% of the 2008 Payment shall be remitted to Dan; and

25% of the 2008 Payment shall be remitted to Yossi.

(b)	If a Payment is greater than $2,000,000 but less than or equal to $3,000,000, such Payment shall be distributed as follows:

	Seller/Security Holder	Formula for calculating the amount to be paid out of the 2008 Payment	Definitions: P08 = the 2008 Payment. L08 = the amount to be paid to Lior Israeli out of the 2008 payment.
1	Lior Israeli (personally or through Dragon Business Venture Incorporation)	5% * (P08 - $2,000,000)
2	Yossi Shemesh	25% (P08 - L08)
3	Dan Galezer	75% (P08 - L08)

(c) If a Payment is greater than $3,000,000, such Payment shall be distributed as follows:

	Seller/Security Holder	Formula for calculating the amount to be paid out of the 2008 Payment	Definitions: P08 = the 2008 Payment. L08 = the amount to be paid to Lior Israeli out of the 2008 payment. R08 = the amount to be paid to Ramkumar Sarma out of the 2008 Payment.
1	Lior Israeli (personally or through Dragon Business Venture Incorporation)	5% * (P08 - $2,000,000)
2	Ramkumar Sarma	2.5% * (P08 - $3,000,000)
3	Yossi Shemesh	25% (P08 - L08 - R08)
4	Dan Galezer	75% (P08 - L08 - R08)

Section B, 2009 Payment:

(a)	If the sum of the 2008 Payment and 2009 Payment is less than or equal to $2,000,000:

75% of the 2009 Payment shall be remitted to Dan; and

25% of the 2009 Payment shall be remitted to Yossi.

(b)	If a sum of the 2008 Payment and 2009 Payment is greater than $2,000,000 but less than or equal to $3,000,000, the 2009 Payment shall be distributed as follows:

Seller/Security Holder	Formula for calculating the amount to be paid out of the 2009 Payment	Definitions:

P = the sum of the 2008 Payment and the 2009 Payment.

P09 = the 2009 Payment.

L08 = the amount to be paid to Lior Israeli out of the 2008 payment

L09 = the amount to be paid to Lior Israeli out of the 2009 payment.
1	Lior Israeli (personally or through Dragon Business Venture Incorporation)	5% * (P - $2,000,000) - L08
2	Yossi Shemesh	25% (P09 - L09)
3	Dan Galezer	75% (P09 - L09)

(c) If a sum of the 2008 Payment and 2009 Payment is greater than $3,000,000, such amount shall be distributed as follows:

Seller/Security Holder	Formula for calculating the amount to be paid out of the 2009 Payment	Definitions:

L09 = the amount to be paid to Lior Israeli out of the 2009 payment

R08 = the amount to be paid to Ramkumar Sarma out of the 2008 payment

R09 = the amount to be paid to Ramkumar Sarma out of the 2009 Payment
1	Lior Israeli (personally or through Dragon Business Venture Incorporation)	5% * (P - $2,000,000) - L08
2	Ramkumar Sarma	2.5% * (P - $3,000,000)-R08
3	Yossi Shemesh	25% (P09 - L09 - R09)
4	Dan Galezer	75% (P09 - L09 - R09)

Section C, 2010 Payment:

(a)	If the sum of the 2008 Payment, 2009 Payment and 2010 Payment is less than or equal to $2,000,000:

75% of such amount shall be remitted to Dan; and

25% of the such amount shall be remitted to Yossi.

(b)	If a sum of the 2008 Payment, 2009 Payment and 2010 Payment is greater than $2,000,000 but less than or equal to $3,000,000, such amount shall be distributed as follows:

Seller/Security Holder	Formula for calculating the amount to be paid out of the 2010 Payment	Definitions:

P = the sum of the 2008 Payment, the 2009 Payment and 2010 Payment.

P10 = the 2010 Payment.

L08 = the amount to be paid to Lior Israeli out of the 2008 payment

L09 = the amount to be paid to Lior Israeli out of the 2009 payment.

L10 = the amount to be paid to Lior Israeli out of the 2010 payment.

R10 = the amount to be paid to Ramkumar Sarma out of the 2010 payment.
1	Lior Israeli (personally or through Dragon Business Venture Incorporation)	5% * (P - $2,000,000) - L08 - L09
2	Yossi Shemesh	25% (P10 - L10)
3	Dan Galezer	75% (P10 - L10)

(c)	If a sum of the 2008 Payment, 2009 Payment and 2010 Payment is greater than $3,000,000, such amount shall be distributed as follows:

Seller/Security Holder	Formula for calculating the amount to be paid out of the 2010 Payment	Definitions:

R08 = the amount to be paid to Ramkumar Sarma out of the 2008 payment.

R09 = the amount to be paid to Ramkumar Sarma out of the 2009 payment.

R10 = the amount to be paid to Ramkumar Sarma out of the 2010 Payment
1	Lior Israeli (personally or through Dragon Business Venture Incorporation)	5% * (P - $2,000,000) - L08 - L09
2	Ramkumar Sarma	2.5% * (P - $3,000,000)-R08 - R09
3	Yossi Shemesh	25% (P10 - L10-R10)
4	Dan Galezer	75% (P10 - L10-R10)

In the event that Yossi and Dan inform the Purchaser in writing, prior to payment of any Payment, that any of the Securities Holders does no longer provide services to the Company or the Subsidiary or no longer employed by the Company or the Subsidiary, and instruct BluePhoenix to refrain from payment to such Securities Holder, the Purchaser shall comply with such instructions. Dan and Yossi will indemnify and hold Purchaser harmless from any claim by such Securities Holder, and the provisions of Article V of the Agreement will apply mutatis mutandis.